Exhibit 3.314
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TRIAD HOLDINGS IV, LLC
This Second Amended and Restated Limited Liability Company Agreement of Triad Holdings IV, LLC, effective as of January 17, 2005 (this “Agreement”), is entered into by Triad Hospitals, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).
WHEREAS, the Member desires to amend and restate the Amended and Restated Limited Liability Company Agreement of the Company, dated effective as of December 2, 2002.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:
1. Name. The name of the limited liability company is Triad Holdings IV, LLC (the “Company”).
2. Purpose: The purpose of, and the nature of the business to be conducted and promoted by the Company is, to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101. et. seq.), as amended from time to time (the “Act”), and to engage in any and all activities necessary or incidental to the foregoing.
3. Registered Office and Principal Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Principal Office of the Company shall be at 5800 Tennyson Parkway, Plano, Texas 75024, County of Collin, which shall also be the office at which Certificates for Interest of the Company are surrendered.
4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
5. Member and Capital Contribution. The name and the business address of the Member are set forth on Schedule A attached hereto and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company shall be listed in the books and records of the Company. The Officers (hereinafter defined) of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.

The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional contributions to the Company.
6. Powers. The Company shall be managed exclusively by the Member (the “Managing Member”). The Managing Member shall have all powers necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business including, if advisable, the power to delegate to agents pursuant to Section 18-407 of the Act. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by any of the officers of the Managing Member, or by any of the Officers of the Company. The Managing Member has determined that it is advisable to appoint the following officers of the Company, each of which shall have the authority specified below and the authority to execute and deliver on behalf of the Company any documents that such officers deem necessary in furtherance of the purposes of the Company set forth above.
The officers of the Company (each an “Officer”) shall consist of a President, one or more Vice Presidents (who may be designated as Executive or Senior Vice Presidents), a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, a General Counsel and one or more Associate General Counsels. The Managing Member shall have the right and power to remove and replace any Officer with or without cause and, in general, shall be vested with full power, control and discretion over the appointment of Officers subsequent to the date hereof. As of the date hereof, the Managing Member hereby appoints the Officers set forth on Exhibit B hereto; and each person who may previously have been designated as an agent or officer of the Company is hereby removed from such office or designation, except to the extent such person shall have been re-appointed to such office as shown on Exhibit B.
The powers and duties of the Officers shall be as follows:
The President. The President shall have, subject to the supervision, direction and control of the Managing Member, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.
The Vice Presidents. Each Vice President (including Vice Presidents designated as Executive or Senior Vice Presidents) shall have such powers and perform such duties as may from time to time be assigned to him or her by the Managing Member or the President.
The Secretary and the Assistant Secretaries. The Secretary (or any Assistant Secretary, if at the direction of the Secretary, or in his or her absence) shall attend meetings of the Company and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.

The Treasurer and Assistant Treasurers. The Treasurer (or any Assistant Treasurer, if at the direction of the Treasurer, or in his or her absence) shall have custody of the Company’s funds, cash, securities and other property and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Treasurer. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.
The Controller. The Controller shall maintain adequate records of all assets, liabilities, income, expenses and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Controller shall have such other powers and perform such other duties that generally are incident to the position of a controller of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.
The General Counsel and Associate General Counsel. The General Counsel (or any Associate General Counsel, if at the direction of the General Counsel, or in his or her absence) shall be the chief legal officer of the Company. The General Counsel shall have such powers and perform such duties that generally are incident to the position of a general counsel of a corporation or as may from time to time be assigned to him or her by the Managing Member or the President.
7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act:
8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
9. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
10. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
11. Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquirer. In addition, to effectively transfer an interest in accordance with this Agreement, the relevant Certificate for Interest or Certificates for Interest must be surrendered or presented at the Company’s principal office. Whenever any such Certificate for Interest is so surrendered or presented for transfer, if such transfer otherwise complies with and satisfies the terms of this Agreement, the Managing Member or an Officer shall cause one or more new Certificates for Interest to be issued by the Company in the name of the designated assignee or assignees. All Certificates for Interest presented or surrendered for transfer shall be canceled or destroyed by the Managing Member or an Officer. By acceptance of a Certificate for Interest, each assignee shall be deemed to have agreed to be bound by this Agreement.
Every Certificate for Interest presented or surrendered for transfer shall be duly endorsed and be accompanied by a written instrument of transfer duly executed by the assignor and the assignee thereof substantially in the form attached hereto as Exhibit C or in a form otherwise reasonably satisfactory to the Managing Member.
12. Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of (x) this Agreement or a counterpart of this Agreement or (y) an instrument substantially in the form attached hereto as Exhibit C or in a form otherwise reasonably satisfactory to the Managing Member pursuant to which such person agrees to be bound by the provisions of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.
13. Liability of Member, Managers or Officers. Neither the Member nor any manager or Officer shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
14. Indemnification. To the fullest extent permitted by the Act the Company shall indemnify and hold harmless each manager, Officer, and the Member and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons.
15. Certificate(s) for Interest. The interests in the Company of the members shall be evidenced by certificates in the form of Exhibit D hereto, with such changes thereto as may be approved by the Managing Member (the “Certificates for Interest”). The Certificates for Interest shall constitute “securities” and “certificated securities” governed by, and within the meaning of, Article 8 of the Uniform Commercial Code (as in effect from time to time in the State of Delaware and any other applicable jurisdiction).
Upon receipt of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate for Interest and, in the case of any such loss, theft or destruction, upon receipt of the Member’s unsecured indemnity agreement, or in the case of any other holder of a Certificate for Interest or Certificates for Interest, other indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender or cancellation of such Certificate for Interest, the Managing Member, on behalf of the Company, will make and deliver a new Certificate for Interest, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate for Interest.
The Company shall cause to be kept at the Company’s principal office an accurate ledger in which the Managing Member shall provide for the issuance and registration of interests in the Company and any transfers of them, which such ledger shall constitute conclusive evidence as to the identity of the Members. The Company shall update such ledger from time to time as may be necessary to reflect the issue of any interests and the assignment of such interests.
16. Amendment. This Agreement may be amended from time to time with the consent of the Member.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has executed this Agreement effective for all purposes as of the date first above written.
TRIAD HOSPITALS, INC.
/s/ Donald P. Fay
Donald P. Fay
Executive Vice President

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